Kanwardev Raja Singh Bal
April 8, 2025
Re: Separation Agreement
Dear Raja:
I am writing to confirm the terms of your separation from employment with Ay Dee Kay LLC dba indie Semiconductor and any of its affiliates (the “Company”). This letter, upon your signature, will constitute the entire and final agreement between you and the Company concerning the terms of your separation from employment (the “Separation Agreement”).
1.Separation Date and Transition Period: Your employment with the Company will end effective May 13, 2025 (the “Separation Date”). Your last working day will be the same date. We will work with you to ensure an orderly transition. The Company and you hereby agree that you will remain employed as the Company’s Chief Financial Officer for the period (the “Transition Period”) beginning on the date hereof and continuing until the Separation Date, and that you will continue to comply with your duties and obligations as Chief Financial Officer (including, without limitation, your signature and support of the Company’s Form 10-Q, subject to your review and comments, for the period ended March 31, 2025) through the Separation Date. You will continue to receive your current base salary and benefits through the Separation Date, but you will not be eligible for an annual cash bonus for fiscal 2025 or for any new equity awards during the Transition Period. Effective as of the Separation Date, you waive any right or claim to reinstatement as an employee of the Company and each of its affiliates. Upon or promptly following the Separation Date (and in any event within twenty-one (21) days following the Separation Date), you hereby agree to execute an additional release in the same form as included in the Separation Agreement (the “Bring-Down Release”). You acknowledge and agree that the Company’s obligation to provide the severance package in Section 5 below is subject to your execution of the Bring-Down Release and non-revocation of the Bring-Down Release pursuant to any revocation rights afforded by applicable law.
2.Payment of Final Wage: On your Separation Date, the Company will provide you with your final pay that will include all wages earned through the Separation Date, all subject to appropriate tax withholding. You will be reimbursed for all outstanding business expenses according to the usual Company procedures. You will be provided with the payments described in this Section 2 whether or not you sign this Separation Agreement.
3.Health Benefits: Your medical, dental and vision coverage under the Company’s plans will continue through May 31, 2025. Your participation in ArmadaCare will continue through May 31, 2025. If you desire to continue medical, dental and vision coverage, you may elect coverage as provided under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the Company’s group health plan subject to the requirements of COBRA. Further information regarding COBRA coverage will be sent to you in a separate letter via US mail following your Separation Date.

4.Equity Awards: Any restricted stock units, options or other equity awards that are unvested and not otherwise accelerated for as part of your Separation Package as set forth in Section 5 below will be cancelled as of your Separation Date. Your equity account can be accessed via eTrade.
5.Severance Package: Subject to your timely execution and failure to revoke this Separation Agreement in accordance with Section 9.2 below and your compliance with Section 10 below, the Company agrees to provide you with the following payments and benefits (“Severance Package”) as set forth in your Employment Agreement between you and the Company. You acknowledge and agree that this Severance Package constitutes adequate legal consideration for the promises and representations made by you in this Separation Agreement.
5.1Severance Payment: The Company agrees to provide you with a severance payment of $586,500 (which represents one year salary and one year of target bonus), less all appropriate federal and state income and employment taxes (“Severance Payment”), payable in cash. This Severance Payment will be provided to you on the Effective Date (as that term is defined in Section 9.2 below).
5.2Health Benefits: Following the end of your Medical, Dental and Vision coverage on May 31, 2025 and contingent upon your enrollment in the Company’s Medical, Dental and Vision Coverage (including ArmadaCare to the extent available) offered under COBRA as described in Section 3 above, the Company will provide you and your dependents with twelve additional months of coverage from June 1, 2025 through May 31, 2026 at Company expense. At your election, you may opt to take a lump sum payment in lieu of these Health Benefits (including for ArmadaCare, if Company is not able to provide coverage).
5.3Six-Months of Acceleration: Consistent with Section 4(c)(z)of your Employment Agreement, you will receive six (6) months accelerated vesting of all outstanding equity awards (including, without limitation, restricted stock units, stock options, performance-based awards, stock price target-based awards, and earn-out milestone shares (“Earn-Out Shares”) pursuant to the Company’s Master Transactions Agreement dated December 14, 2020 as amended on May 3, 2021) that you received from the Company prior to such termination of employment). These accelerated shares will vest and be released to you in ETrade on the Effective Date (as that term is defined in Section 9.2 below, net of shares deducted for taxes (administered consistent with past practice and typically settled within 3-5 business days).
6.General Release: You unconditionally, irrevocably and absolutely release and discharge the Company, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of the Company, past and present, as well as the Company’s employees, officers, directors, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, your employment with the Company, the termination of your employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with your employment with the Company. This release is intended to have the broadest possible application and includes, but is not limited to, any claims of tortious or other wrongful termination, constructive discharge, harassment, discrimination or retaliation (on any basis including, but not limited to, age, sex, sexual orientation, national origin, race, religion, disability, or medical condition), invasion of privacy, defamation, slander, libel, intentional or negligent infliction of emotional distress, breach of contract, breach of the implied covenant of good faith and fair dealing, or any claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, the California Labor Code, the California Fair Employment and Housing Act, and all claims for attorneys’ fees, costs and expenses. You expressly waive your right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by you or on your behalf, related in any way to the matters released herein. However, this general release is not intended to bar any claims pursuant to the Separation Agreement or that, by statute, may not be waived, such as claims for workers’ compensation benefits, unemployment insurance benefits, and any challenge to the validity of your release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Separation Agreement. This release does not apply to (i) any claims related to indemnification obligations or Director and Officer Insurance you are entitled to, or (ii) any claims arising after the Separation Date.
7.Unknown Claims/California Civil Code Section 1542 Waiver: You expressly acknowledge and agree that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
In addition, you hereby knowingly and voluntarily waive any protection that may exist under any comparable or similar statutes and principles of common law or any other state laws as it pertains to the enforcement of the releases provided in this paragraph.
8.Representation Concerning Filing of Legal Actions and Complaints: You represent that, as of the date of this Separation Agreement, you have not (i) filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Company or any of the other Released Parties in any court or with any governmental agency or (ii) complained about or opposed any public safety or health issue involving the Company, or any violation of any law or regulation by or at the Company including without limitation with respect to government funds or contracts. The Company represents that (iii) it has no lawsuits, claims, or actions pending in its name or on behalf of any other person or entity against you and (iv) it does not intend to bring any claims on its own behalf or on behalf of any other person or entity against you.
9.Older Workers’ Benefit Protection Act: This Separation Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). You are advised, by this Separation Agreement, to consult with an attorney before executing this Separation Agreement.
9.1Acknowledgments/Time to Consider: You acknowledge and agree that (a) you have read and understand the terms of this Separation Agreement; (b) you have been advised in writing to consult with an attorney before executing this Separation Agreement; (c) you have obtained and considered such legal counsel as you deem necessary; (d) you have been given twenty-one (21) days to consider whether or not to enter into this Separation Agreement; and (e) by signing this Separation Agreement, you acknowledge that you do so freely, knowingly, and voluntarily.
9.2Revocation/Effective Date: This Separation Agreement shall not become effective or enforceable until the eighth day after you sign this Separation Agreement. In other words, you may revoke your acceptance of this Separation Agreement within seven (7) days after the date you sign it. If you do not revoke acceptance within the seven (7) day period, your acceptance of this Separation Agreement shall become binding and enforceable on the eighth day (“Effective Date”) after you sign it. The Severance Package shall become due and payable in accordance with Section 5, provided this Separation Agreement and the Bring-Down Release has each not been revoked.
9.3Preserved Rights of Employee: This Separation Agreement does not waive or release any rights or claims that you may have under the Age Discrimination in Employment Act that arise after the execution of this Separation Agreement. In addition, this Separation Agreement does not prohibit you from challenging the validity of this Separation Agreement’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.
10.Restrictive Covenants:
10.1Non-Disparagement: You and the Company agree that neither party shall, directly or indirectly, make or encourage others to make any public statements, written, oral or electronic, that defame, disparage, or materially harm the personal or business reputation, practices, products, or professional relationships of the other party, including the Company’s affiliates, officers, and directors, or you, as applicable. This obligation does not apply to statements required by law, made in good faith during legal or other administrative proceedings.
10.2Confidentiality and Return of Company Property: You understand and agree that as a condition of receiving the Severance Package in section 5, all Company property must be returned to the Company on or before the Separation Date. By signing this Separation Agreement, you represent and warrant that you will have returned to the Company on or before the Separation Date, all Company property, data and information belonging to the Company and agree that you will not use or disclose to others any confidential or proprietary information of the Company or the Released Parties. You further agree to comply with the continuing obligations regarding confidentiality set forth in the surviving provisions of the Company’s Confidentiality and Invention Assignment Agreement. In addition, you agree to keep the terms and conditions of this Separation Agreement confidential, except that you may discuss this Separation Agreement with your immediate family and attorney or accountant, if any, as needed, but in no event should you discuss this Separation Agreement or its terms with any current, former, or prospective employee of the Company. Nothing in this agreement or any other agreement that you have with the Company shall prohibit or restrict you from making any voluntary disclosure of information or documents concerning possible violations of law to any government agency or legislative body, or any self-regulatory organization, and you may do so without notifying the Company. Pursuant to the Defend Trade Secrets Act of 2016, you

acknowledge that you may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of confidential information that: (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed in a lawsuit or other proceeding, provided that such filing is made under seal. Further, you understand that the Company will not retaliate against you in any way for any such disclosure made in accordance with the law. In the event a disclosure is made, and you file any type of proceeding against the Company alleging that the Company retaliated against you because of your disclosure, you may disclose the relevant confidential information to your attorney and may use the confidential information in the proceeding if (x) you file any document containing the confidential information under seal, and (y) you do not otherwise disclose the confidential information except pursuant to court order. The Company will take steps necessary, with your cooperation, to officially remove you from bank accounts, legal entity officer, director and any other administrative roles held in connection with your employment promptly following your Separation Date.
10.3Non-Solicitation of Company's Employees: For a period of one (1) year immediately following the termination of your employment, you shall not, induce or attempt to induce, for the benefit of Employee or any other individual, firm or other entity, any individual employed by Company, or take any actions to induce any employee of Company to discontinue work for Company.
10.4Non-Interference: You agree that following the Separation Date you will not, separately or in association with others, use Company proprietary information or trade secrets to interfere with, impair, disrupt or damage the Company's relationship with any of its customers or prospective customers. You further agree that you will not use the Company’s confidential information to interfere with, impair, disrupt or damage the Company’s relationship with any of its employees.
11.No Admissions: By entering into this Separation Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Separation Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.
12.Full Defense: This Separation Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by you in breach hereof.
13.Severability: In the event any provision of this Separation Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.
14.Applicable Law: The validity, interpretation and performance of this Separation Agreement shall be construed and interpreted according to the laws of the State of California, without regard to its conflict of laws principles.
15.Entire Agreement; Modification: This Separation Agreement, including the surviving provisions of (i) the Confidentiality and Invention Assignment Agreement previously executed by you and the Company and incorporated herein by reference and (ii) your indemnification agreement with the Company, is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter and your relationship with the Company, including your Employment Agreement with the Company; however, any rights or benefits to which you are entitled to under the Company’s D&O or other insurance policy shall remain. This Separation Agreement may be amended only by a written instrument executed by all parties hereto.
16.Accepting this Separation Agreement: To accept this Separation Agreement, please date and sign as indicated below by April 10, 2025, and return it to Phil Felando, 32 Journey, Aliso Viejo, CA 92656 either via email or certified mail. If the Company does not receive a timely executed copy of the Separation Agreement, the offer of the Severance Package described in Section 5 above shall expire.
We wish you the best in your future endeavors and thank you for your contributions to the Company.
Sincerely,
/s/ Phil Felando
Phil Felando
indie Human Resources

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Agreement of Kanwardev Raja Singh Bal:

By signing below, I acknowledge that I have had the opportunity to review this Separation Agreement carefully, I understand each and every term contained in this Separation Agreement and I voluntarily agree to them.

Dated: _April 8, 2025___________________ By: /s/ Kanwardev Raja Singh Bal